EXHIBIT 4.19

AMENDMENT NUMBER 8 TO SECOND AMENDED AND RESTATED INDENTURE, CONSENT AND WAIVER

THIS AMENDMENT NUMBER 8 AND CONSENT, dated as of March 30, 2012 (this “Amendment”), between TEXTAINER MARINE CONTAINERS LIMITED, a company organized and existing under the laws of Bermuda (the “Issuer”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Indenture Trustee under the Indenture referred to below (the “Indenture Trustee”), is made to such Indenture.

WITNESSETH:

WHEREAS, the Issuer and the Indenture Trustee have previously entered into the Second Amended and Restated Indenture, dated as of May 26, 2005 (as amended, restated, modified or otherwise supplemented from time to time in accordance with the terms thereof, including by Amendment Number 1, dated as of June 3, 2005, Amendment Number 2, dated as of June 8, 2006, Amendment Number 3, dated as of July 2, 2008, Amendments Number 4 and 5, dated as of June 29, 2010, the Omnibus Amendment and Waiver, dated as of June 10, 2011, and Amendment Number 7, dated as of February 3, 2012, the “Indenture”);

WHEREAS, the Issuer and TEML are parties to the Fourth Amended & Restated Management Agreement, dated as of June 29, 2010 (as amended, restated, modified or otherwise supplemented from time to time, including by the Omnibus Amendment and Waiver, dated as of June 10, 2011, the “Existing Management Agreement”), and wish to amend and restate the Existing Management Agreement in the form attached hereto as Exhibit A (the “Management Agreement”), which is incorporated herein by reference;

WHEREAS, in order to accommodate the preferences of certain end users of shipping containers, TEML desires to enter into that certain lease agreement, to be dated on or about the date hereof (as amended, modified or supplemented from time to time, the “TUS Head Lease”) between TEML, as lessor, and Textainer Equipment Management (U.S.) II LLC, a Delaware limited liability company (“TUS”), as lessee. TUS will then enter into subleases with certain end users with respect to the containers leased to TUS pursuant to the terms of the TUS Head Lease;

WHEREAS, Issuer desires to consummate the transactions described in Exhibit B hereto (the “Transaction”), which is incorporated herein by reference, which is subject to certain restrictions set forth in certain of the Related Documents; and

WHEREAS, the parties hereto desire (i) to amend certain provisions of the Indenture to permit (A) the execution and delivery of the TUS Head Lease and (B) the Transaction and (ii) to consent to, and waive certain provisions of the Related Documents that would otherwise restrict Issuer’s ability to consummate, the Transaction;

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1. Defined Terms. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned in the Indenture (or if not defined therein, as defined in the applicable other Related Document).

SECTION 2. Full Force and Effect. Other than as specifically modified hereby, the Related Documents shall remain in full force and effect in accordance with the terms and provisions thereof and are hereby ratified and confirmed by the parties hereto. This Amendment is effective only for the specific purpose for which it is given and shall not be deemed a consent, waiver, amendment or other modification of any other term or condition set forth in the Related Documents.

SECTION 3. Amendment to the Indenture. Pursuant to Section 1001(a)(viii) of the Indenture, the definition of “Eligible Container” in Section 101 of the Indenture is hereby amended as follows:

(a) Clause (viii) of the definition of “Eligible Container” is hereby amended by inserting the phrase “(other than TUS Subleases)” immediately following the word “Lease” therein.

(b) Clause (xix) of the definition of “Eligible Container” is hereby amended and restated in its entirety as follows:

“(xix) Restrictions on Leases with Affiliates. Such Managed Container is not subject to a Lease in which the Manager, the Issuer or any of their respective Affiliates is the lessee; provided however that a Managed Container is permitted to be subject to a Head Lease Agreement and a TUS Sublease;”

(c) The following sentence is hereby added to the end of the definition of “Eligible Container”:

“In applying the concentration limits set forth in clauses (i), (iii), (ix), (x), (xiv) and (xxi) through (xxv), TUS, in its capacity as Lessee under the Head Lease Agreement, shall be excluded from such calculations, and each TUS Sublease shall be included in such calculations.”

SECTION 4. Amendment to the Indenture. Pursuant to Section 1002(a) of the Indenture, the Indenture is hereby amended as follows:

(a) The definition of “Manager Account” in Section 101 is hereby amended by restating the defined term as “Master Account”. References to the “Manager Account” in clause (iv) of the Granting Clause and in Section 607(a)(3) are hereby restated as references to the “Master Account”.

(b) The following definitions in Section 101 are hereby amended and restated as follows:

(i) The definition of “Finance Lease” is hereby amended and restated to read in its entirety as follows:

“Finance Lease: Any Lease of a Container whose initial lease agreement provides the Lessee the right or option to purchase the Container at the expiration of the Lease and whose initial lease agreement satisfies the criteria for classification as a capital lease pursuant to GAAP, including Statement of Financial Accounting Standards No. 13, as amended.”

(ii) The definition of “Lease” is hereby amended and restated to read in its entirety as follows:

“Lease: A lease relating to one or more Managed Containers entered into on behalf of the Issuer (which lease may relate to both Managed Containers and other Containers). Leases may be in the name of Manager, any Affiliate thereof or any third-party lessor from whom Manager has acquired management rights. Leases shall include all TUS Subleases.”

(iii) The definition of “Seller” is hereby amended and restated to read in its entirety as follows:

“Seller(s): Any or all, as the context may require, of Textainer Limited, a Bermuda exempted company, and TMCLII.”

(c) The definition of “TEML(US)” is hereby deleted in its entirety.

(d) The following definitions are hereby added to Section 101 of the Indenture in appropriate alphabetical order as follows:

“Head Lease Agreement: A Lease with TUS, as lessee, that possesses all of the following attributes:

(1) The rent payable by TUS under such Lease with respect to Managed Containers equals at least 98.5% of the amount of rent received by TUS from the applicable TUS Sublessee;

(2) the obligations of TUS under such Lease are secured by a first priority security interest granted by TUS in all TUS Subleases, and the proceeds of such TUS Subleases, in each case, to the extent but only to the extent related to the Managed Containers subject to the Head Lease Agreement;

(3) such Lease requires that all rental payments payable under the TUS Subleases shall be remitted directly to a Master Account;

(4) such Lease requires that a Managed Container not be subleased by TUS to a Prohibited Person and, to the actual knowledge of TUS, shall not be subleased by a TUS Sublessee to a Prohibited Person or located, operated or used in a Prohibited Jurisdiction unless it is used pursuant to a license granted by the Office of Foreign Assets Control of the United States Treasury Department;

(5) the term of such Head Lease Agreement with respect to a Managed Container shall expire upon the expiration or earlier termination of the TUS Sublease of such Managed Container;

(6) events of default by TUS under such Lease shall include (but not be limited to) the following:

a. any rental or other payments received by TUS with respect to a TUS Sublease (other than (i) amounts permitted to be deducted pursuant to Section 6.1 of the Management Agreement and (ii) amounts equal to the TUS Sublease Spread) with respect to a TUS Sublease of a Managed Container are not remitted to the Trust Account within seven days after the last Business Day of the week during which such payments are received by TUS from the applicable TUS Sublessees, and such condition continues unremedied for three (3) Business Days after such remittance is due;

b. any representation and warranty made by TUS in such Lease, or in any certificate, report, or financial statement delivered by it pursuant thereto, shall prove to have been untrue in any material and adverse respect when made and shall continue unremedied for a period of 30 days after the earlier to occur of (i) an officer of TUS has actual knowledge thereof or (ii) TUS receives notice thereof;

c. TUS shall cease to be engaged in the container management business;

d. the filing of any petition in any bankruptcy proceeding, any assignment for the benefit of creditors, appointment of a receiver of all or any of TUS’s assets, entry into any type of liquidation, whether compulsory or voluntary, or the initiation of any other bankruptcy or insolvency proceeding by or against TUS including, without limitation, any action by TUS to call a meeting of its creditors or to compound with or negotiate for any composition with its creditors; provided that, in the case of any involuntary proceeding, such proceeding is not dismissed or stayed within 60 days;

e. TUS is unable to pay its debts when due or shall commence an insolvency proceeding;

f. TUS assigns its interest in such Lease (provided that no sublease of a Managed Container shall be deemed to constitute an assignment of such Lease);

g. TUS shall have failed to pay any amounts due or suffered to exist an event of default with respect to the term of any indebtedness which singularly or in the aggregate exceeds $1,000,000 and the effect of such failure or event of default is to cause such indebtedness to be immediately declared due and payable prior to the date on which it would otherwise have been due and payable;

h. either of the following shall occur: (i) TUS shall have Consolidated Funded Debt (as defined in the Management Agreement) in excess of $1,000,000 or (ii) the annual after-tax profit of TUS (calculated on a rolling four quarter basis) shall be less than $200,000;

i. (i) TUS amalgamates or consolidates with, or merges with or into, another Person, (ii) TUS sells, assigns, conveys, transfers, leases, or otherwise disposes of (in each case, whether in one transaction or a series of transactions) all, or substantially all, of its assets to any person, other than pursuant to subleases of Containers, (iii) any person amalgamates or consolidates with, or merges with or into, TUS, or (iv) the Manager shall fail to own, directly or indirectly, a majority of the equity interests in TUS;

j. a judgment is rendered against TUS that is in excess of $1,000,000 or that is not covered by insurance or bonded or stayed within 30 days of becoming final, and that results in a material adverse change with respect to TUS; or

k. the lien, created by TUS on its interest in the TUS Subleases and the proceeds thereof (the “Sublease Collateral”) pursuant to the terms of the Head Lease Agreement, shall fail to be perfected or the Sublease Collateral shall be subject to a Lien other than a Permitted Encumbrance.”

“TUS: This term shall have the meaning set forth in the Management Agreement.”

“TUS Sublease Spread: This term shall have the meaning set forth in the Management Agreement.”

“TUS Sublease: This term shall have the meaning set forth in the Management Agreement.”

“TUS Sublessee: This term shall have the meaning set forth in the Management Agreement.”

“TMCLII: Textainer Marine Containers II Limited, a Bermuda exempted company.”

(e) Section 606(a) is hereby amended by deleting the “or” at the end of clause (vii) thereof, and amending and restating clause (viii) thereof with the following clauses (viii) and (ix):

“(viii) sales to an Affiliate of the Issuer of one or more Managed Containers included in the calculation of the Asset Base not otherwise addressed in clause (vii), so long as (w) neither an Early Amortization Event nor an Event of Default is then continuing or would result from a sale of such Managed Containers, (x) the cash sales proceeds realized by the Issuer from such sale of Managed Containers shall equal or exceed an amount equal to the greater of (A) the sum of the then Net Book Values of all such sold Managed Containers and (B) the sum of the then fair market values of all such sold Managed Containers, (y) the Indenture Trustee shall have received a written confirmation from counsel to the Issuer confirming that sales shall not change the conclusions set forth in its previously delivered Opinions of Counsel regarding true sale and nonconsolidation, and (z) in the case of any sale of Managed Containers pursuant to clause (viii) or (ix) of this Section 606(a) to an Affiliate of the Issuer that is not a bankruptcy-remote, special purpose entity, (i) in any calendar year, such sales under this subclause (z), which shall be limited to not more than two sales transactions a year, may not occur with respect to Managed Containers representing greater than 3% of the aggregate Net Book Value of all Managed Containers, as measured based on the average aggregate Net Book Value of all Managed Containers for the prior calendar year, and (ii) the Issuer may make such sale so long as the aggregate Net Book Value of all such sales of Managed Containers after March 30, 2012 (inclusive of such sale) shall be less than 10% of the greatest of (A) the aggregate Net Book Value of all Managed Containers, as measured on March 30, 2012, (B) the aggregate Net Book Value of all Managed Containers, as measured on the date of such sale, and (C) the average aggregate Net Book Value of all Managed Containers for the prior calendar year; or

(ix) sales of one or more Managed Containers to an Affiliate of the Issuer or an unaffiliated third party, for a purchase price greater than or equal to the then aggregate Net Book Value of all such sold Managed Containers (the “Purchase Price”); provided that (A) in any calendar year, such sales may not occur with respect to Managed Containers representing greater than 7% of the aggregate Net Book Value of all Managed Containers, as measured at the beginning of such calendar year, and (B) no Asset Base Deficiency, Early Amortization Event or Event of Default is then continuing or would result from such sale; provided further that, in the case of any such sale of Managed Containers to an Affiliate of the Issuer that is not a bankruptcy-remote, special purpose entity, (x) the purchase price therefor shall be greater than or equal to the then fair market value of all such sold Managed Containers, (y) the Indenture Trustee shall have received a written confirmation from counsel to the Issuer confirming that such sale shall not change the conclusions set forth in its previously delivered Opinions of Counsel regarding true sale and nonconsolidation; provided further that, in the case of any sale of Managed Containers pursuant to clause (viii) or (ix) of this Section 606(a) to an Affiliate of the Issuer that is not a bankruptcy-remote, special purpose entity, (i) in any calendar year, such sales under this proviso, which shall be limited to not more than two sales transactions a year, may not occur with respect to Managed Containers representing greater than 3% of the aggregate Net Book Value of all Managed Containers, as measured based on the average aggregate Net Book Value of all Managed Containers for the prior calendar year, and (ii) the Issuer may make such sale so long as the aggregate Net Book Value of all such sales of Managed Containers after March 30, 2012 (inclusive of such sale) shall be less than 10% of the greatest of (A) the aggregate Net Book Value of all Managed Containers, as measured on March 30, 2012, (B) the aggregate Net Book Value of all Managed Containers, as measured on the date of such sale, and (C) the average aggregate Net Book Value of all Managed Containers for the prior calendar year. In the case of any such sale to TMCLII, the Purchase Price need not be paid in cash, but may be paid by TMCLII in the form of Containers the aggregate Net Book Value of which equal the Purchase Price; provided that, as between the Containers sold by the Issuer in such sale and the Containers received by the Issuer in such sale (in the aggregate, on average), both such pools of Containers shall (i) be of comparable equipment type composition and (ii) be subject to Leases”.

SECTION 5. Consent to Amendment and Restatement of Existing Management Agreement. Each party hereto (other than the Indenture Trustee), which include the Requisite Global Majority, hereby directs the Indenture Trustee to execute and deliver this Amendment and to consent to the amendment and restatement of the Existing Management Agreement in the form of the Management Agreement and the Indenture Trustee (based on such direction) hereby consents to the amendment and restatement of the Existing Management Agreement in the form of the Management Agreement.

SECTION 6. Consent to the Transaction.

(a) For all purposes of all Related Documents, each of the Persons (other than the Indenture Trustee) that has signed a signature page to this Amendment, hereby (i) consents to the consummation of the Transaction and (ii) agrees that the consummation of the Transaction, in and of itself, will not constitute (or be deemed to constitute) any Conversion Event, Early Amortization Event, Event of Default or Manager Default, or other breach of any provision contained in any Related Document, and hereby waives any such event, default or breach solely to the extent resulting from the consummation of the Transaction, and hereby directs the Indenture Trustee to consent, and the Indenture Trustee does hereby consent (based on such direction) to the foregoing clauses (i) and (ii). The waiver set forth in this Amendment is effective only for the specific purpose for which it is given and shall not be deemed a consent, waiver, amendment or other modification of any other term or condition set forth in any other Related Documents.

(b) Each party (other than the Indenture Trustee) that has signed a signature page to this Amendment, hereby agrees, and hereby directs the Indenture Trustee to agree, and the Indenture Trustee (based on the consent of each of the Noteholders that has signed this Amendment), does hereby agree, that, notwithstanding Section 302 of the Indenture, the prepayment of the Aggregate Outstanding Obligations, in part but not in whole, under the Indenture pursuant to the Transaction may be accomplished on such date (regardless of whether such date is a Payment Date), in such amount (including any accrued interest and other amounts required by Article VII of the Indenture) and in respect of such Series of Notes and Interest Rate Hedge Agreements as is designated by the Issuer in a written notice to the Indenture Trustee on the date of such prepayment (or, if such written notice received after 2:00 p.m. (New York time), then on the Business Day prior to the date of such prepayment).

(c) With respect to the Series 2010-1 Notes, each of the Series 2010-1 Noteholders hereby agrees that, with respect to the Interest Accrual Period (as defined in the Series 2010-1 Supplement) commencing on or after March 15, 2012 and prior to the consummation of the Transaction, the LIBOR Rate shall be determined by the Indenture Trustee, in accordance with the definition of “LIBOR Rate” set forth in the Series 2010-1 Supplement, as a Series 2010-1 Advance made on a Business Day other than the first day of an Interest Accrual Period, and the related Interest Accrual Period shall be deemed to end on the date of the consummation of such Transaction.

(d) Each Interest Rate Hedge Provider, by consenting to this Amendment, hereby acknowledges and agrees that nothing herein or contemplated hereby (including without limitation, the amendments contemplated hereby and the consummation of the Transaction) shall in any way (i) diminish or impair the rights, interests or benefits granted to such Interest Rate Hedge Provider under the Indenture with respect to its respective Interest Rate Hedge Agreement or (ii) give rise to an “Event of Default” or a “Termination Event” (as such terms are defined in the applicable Interest Rate Hedge Agreement) under its respective Interest Rate Hedge Agreement, or any right of such Interest Rate Hedge Provider to designate an “Early Termination Date” (as defined in the applicable Interest Rate Hedge Agreement) or exercise any other remedies thereunder.

SECTION 7. Representations and Warranties.

(a) The Issuer represents and warrants as follows:

(i) Each of the representations and warranties set forth in the Indenture and the Related Documents is true and correct in all respects as of the date first written above with the same effect as though each had been made as of such date, except to the extent that any of such representations and warranties expressly relates to earlier dates.

(ii) It is duly authorized to execute, deliver and perform its obligations set forth in this Amendment and this Amendment has been duly authorized, executed and delivered by all requisite corporate and, if required, equityholder action.

(iii) The execution, delivery and performance by it of this Amendment shall not (1) result in the breach of, or constitute (alone or with notice or with the lapse of time or both) a default under, any material indenture, agreement or instrument to which it or any of its affiliates is a party or by which any of them or their property is or may be bound or (2) violate (A) any provision of law, statute, rule or regulation, or certificate or organizational documents or other constitutive documents of it, or (B) any order of any Governmental Authority.

(iv) This Amendment constitutes its legal, valid and binding obligation, enforceable against it (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity).

(v) No Conversion Event, Early Amortization Event, Event of Default or Manager Default, nor any event that with the passage of time or the giving of notice or both would constitute a Conversion Event, Early Amortization Event, Event of Default or Manager Default, has occurred and is continuing.

(vi) The unpaid principal balance of all Series 2005-1 Notes as of the date hereof is $163,083,333; the aggregate commitments of all Series 2010-1 Noteholders as of the date hereof is $850,000,000; and the unpaid principal balance of all Series 2011-1 Notes as of the date hereof is $370,000,000.

SECTION 8. Effectiveness of Amendment.

(a) Sections 3 and 4 of this Amendment shall become effective, as of the date first written above, upon satisfaction of the following conditions:

(i) This Amendment shall have been duly executed and delivered by the parties hereto;

(ii) The Indenture Trustee shall have received the Opinion of Counsel (in form and substance reasonably acceptable to the Requisite Global Majority) with respect to this Amendment contemplated by Section 1001(a) of the Indenture;

(iii) The Indenture Trustee shall have received the Opinion of Counsel with respect to this Amendment contemplated by Section 1003 of the Indenture;

(iv) This Amendment shall have been consented to by such parties as constitute the Requisite Global Majority, as determined by the Indenture Trustee pursuant to Section 503 of the Indenture;

(v) Each Series Enhancer shall have consented hereto;

(vi) Each affected Interest Rate Hedge Provider shall have consented hereto;

(vii) The Rating Agency Condition shall have been satisfied with respect to (A) the amendments of the Indenture as contemplated by this Amendment and (B) the amendment and restatement of the Existing Management Agreement in the form of the Management Agreement; and

(viii) The Manager and the Issuer shall have executed and delivered the Management Agreement.

(b) Upon the execution and delivery of this Amendment by the parties hereto, this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(c) Upon the effectiveness of Section 3 of this Amendment, (x) Section 3 of this Amendment shall be a part of the Indenture and (y) each reference in the Indenture to “this Indenture” and “hereof”, “hereunder” or words of like import, and each reference in any other document to the Indenture shall mean and be a reference to the Indenture as amended or modified hereby. Upon the effectiveness of Section 4 of this Amendment, (x) Section 4 of this Amendment shall be a part of the Indenture and (y) each reference in the Indenture to “this Indenture” and “hereof”, “hereunder” or words of like import, and each reference in any other document to the Indenture shall mean and be a reference to the Indenture as amended or modified hereby.

(d) Each party hereto agrees and acknowledges that this Amendment constitutes a “Related Document” under the Indenture.

SECTION 9. Execution in Counterparts. This Amendment may be executed by the parties hereto in separate counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. A facsimile or an electronic file (PDF) counterpart shall be effective as an original.

SECTION 10. Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES; PROVIDED THAT SECTIONS 5-1401 AND 5-1402

OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 11. Consent to Jurisdiction. The parties hereto hereby irrevocably consent to the personal jurisdiction of the state and federal courts located in New York County, New York, in any action, claim or other proceeding arising out of any dispute in connection with this Amendment, any rights or obligations hereunder, or the performance of such rights and obligations.

SECTION 12. No Novation. Notwithstanding that the Indenture is hereby amended by this Amendment as of the date hereof, nothing contained herein shall be deemed to cause a novation or discharge of any existing Indebtedness of the Issuer under the original Indenture or the security interest in the Collateral created thereby.

SECTION 13. Direction of Requisite Global Majority to Indenture Trustee. The parties hereto, which include the Requisite Global Majority, hereby direct the Indenture Trustee to execute and deliver this Amendment.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized, all as of the day and year first above written.

TEXTAINER MARINE CONTAINERS LIMITED, as Issuer

By Continental Management Limited, its Assistant Secretary

By:	/s/ Christopher C. Morris
	Name:	Christopher C. Morris
	Title:	Director

TEXTAINER EQUIPMENT MANAGEMENT LIMITED, as Manager

By Continental Management Limited, its Assistant Secretary

By:	/s/ Christopher C. Morris
	Name:	Christopher C. Morris
	Title:	Director

Amendment 8 to Indenture

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Indenture Trustee

By:	/s/ Kristen L. Puttin
	Name:	Kristen L. Puttin
	Title:	Vice President

Amendment 8 to Indenture

CONSENT OF SERIES 2005-1 NOTEHOLDERS

The undersigned hereby consents and agrees

to the foregoing Amendment:

AMBAC ASSURANCE CORPORATION, as Series Enhancer for the Series 2005-1 Notes, Control Party for the Series 2005-1 Notes and as a Series Enhancer

By:	/s/ David G. Gleeson
	Name:	David G. Gleeson
	Title:	First Vice President

Amendment 8 to Indenture

CONSENT OF DEAL AGENTS, PURCHASERS

AND CP PURCHASERS FOR SERIES 2010-1 NOTES

The undersigned hereby consents and agrees

to the foregoing Amendment:

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as a Purchaser

By:	/s/ Daniel Miller
	Name:	Daniel Miller
	Title:	Managing Director

VARIABLE FUNDING CAPITAL COMPANY LLC, as a CP Purchaser

By: Wells Fargo Securities, LLC, as its attorney-in-fact

By:	/s/ Douglas R. Wilson Sr.
	Name:	Douglas R. Wilson Sr
	Title:	Director

WELLS FARGO SECURITIES, LLC, as a Deal Agent

By:	/s/ Jerri A. Kallam
	Name:	Jerri A. Kallam
	Title:	Director

Amendment 8 to Indenture

FORTIS BANK SA/NV, CAYMAN ISLANDS BRANCH, as a Purchaser and as a Deal Agent

By:	Sriram Chandrasekaran
	Name:	Sriram Chandrasekaran
	Title:	Vice President

By:	/s/ Guillaume Deve
	Name:	Guillaume Deve
	Title:	managing Director

Amendment 8 to Indenture

ING BANK N.V., as a Purchaser and as a Deal Agent

By:	/s/ Jules Oscar E. Kollmann
	Name:	Jules Oscar E. Kollmann
	Title:	Managing Director

By:	/s/ Ben Dijkhulzen
	Name:	Ben Dijkhulzen
	Title:	Director

Amendment 8 to Indenture

BANK OF AMERICA, N.A.,
as a Purchaser and as a Deal Agent

By:	/s/ Margaux L. Karagosian
	Name:	Margaux L. Karagosian
	Title:	Vice President

Amendment 8 to Indenture

THREE PILLARS FUNDING, LLC, as a CP Purchaser

By:	/s/ Doris J. Hearn
	Name:	Doris J. Hearn
	Title:	Vice President

SUNTRUST BANK, N.A., as a Purchaser

By:	/s/ Michael Maza
	Name:	Michael Maza
	Title:	Senior Vice President

SUNTRUST ROBINSON HUMPHREY, INC. as a Deal Agent

By:	/s/ Michael Peden
	Name:	Michael Peden
	Title:	Vice President

Amendment 8 to Indenture

UNICREDIT BANK AG, as a Purchaser and as a Deal Agent

By:	/s/ S. Gobel
	Name:	S. Gobel
Title:

By:	/s/ Torsten Heise
	Name:	Torsten Heise
	Title:	Associate Director

Amendment 8 to Indenture

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Purchaser and as a Deal Agent

By:	/s/ Robbin W. Conner
	Name:	Robbin W. Conner
	Title:	Authorized Signatory

By:	/s/ Bruce Kaiserman
	Name:	Bruce Kaiserman
	Title:	Authorized Signatory

ALPINE SECURITIZATION CORP., as a CP Purchaser

By: Credit Suisse AG, New York Branch, as attorney-in-fact

By:	/s/ Robbin W. Conner
	Name:	Robbin W. Conner
	Title:	Authorized Signatory

By:	/s/ Bruce Kaiserman
	Name:	Bruce Kaiserman
	Title:	Authorized Signatory

Amendment 8 to Indenture

DVB BANK S.E.,
as a Purchaser and as a Deal Agent

By:	/s/ C. Sklira
	Name:	C. Sklira
	Title:	Senior Vice President

By:	/s/ A. Baardvik
	Name:	A. Baardvik
	Title:	Vice President

Amendment 8 to Indenture

ABN AMRO BANK N.V.,
as a Purchaser and as a Deal Agent

By:	[signature illegible]
Name:
Title:

By:	/s/ A.C.A.J. Biesbroeck
	Name:	A.C.A.J. Biesbroeck
Title:

Amendment 8 to Indenture

CONSENT OF INTEREST RATE HEDGE PROVIDERS

The undersigned hereby consents and agrees

to the foregoing Amendment:

HSH NORDBANK, NEW YORK BRANCH, as Interest Rate Hedge Provider

By:	/s/ Francis Ballard Jr.
	Name:	Francis Ballard Jr.
	Title:	Sr. VP, HSH Nordbank AG, NY Branch

By:	/s/ Wolfgang Arbaczewski
	Name:	Wolfgang Arbaczewski
	Title:	Sr. VP, HSH Nordbank AG, NY Branch

Amendment 8 to Indenture

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Interest Rate Hedge Provider

By:	/s/ John Michkowski
	Name:	John Michkowski
	Title:	Authorized Signatory

Amendment 8 to Indenture

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD, as Interest Rate Hedge Provider

By:	/s/ T. Ichioka
	Name:	T. Ichioka
	Title:	Managing Director

Amendment 8 to Indenture

FORTIS BANK SA/NV, CAYMAN ISLANDS BRANCH, as Interest Rate Hedge Provider

By:	Sriram Chandrasekaran
	Name:	Sriram Chandrasekaran
	Title:	Vice President

By:	/s/ Guillaume Deve
	Name:	Guillaume Deve
	Title:	managing Director

Amendment 8 to Indenture

ING BANK N.V., as Interest Rate Hedge Provider

By:	/s/ Jules Oscar E. Kollmann
	Name:	Jules Oscar E. Kollmann
	Title:	Managing Director

By:	/s/ Ben Dijkhulzen
	Name:	Ben Dijkhulzen
	Title:	Director

Amendment 8 to Indenture

UNICREDIT BANK AG, as Interest Rate Hedge Provider

By:	/s/ S. Gobel
	Name:	S. Gobel
Title:

By:	/s/ Torsten Heise
	Name:	Torsten Heise
	Title:	Associate Director

Amendment 8 to Indenture

CREDIT SUISSE INTERNATIONAL, as Interest Rate Hedge Provider

By:	/s/ Bik Kwan Chung
	Name:	Bik Kwan Chung
	Title:	Authorized Signatory

By:	/s/ Shui Wong
	Name:	Shui Wong
	Title:	Authorized Signatory

Amendment 8 to Indenture